Exhibit 99.1

DATE: June, 24 2014

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege (918) 573-4034	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Williams Partners L.P. Prices $1.25 Billion of Senior Notes

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced that it has priced a public offering of $750 million of its 3.90 percent senior notes due January, 2025 at a price of 99.690 percent of par and $500 million of its 4.90 percent senior notes due January, 2045 at a price of 99.229 percent of par. The expected settlement date for the offering is June 27, 2014.

Williams Partners plans to use the net proceeds from the offering to repay amounts outstanding under the partnership’s commercial paper program, to fund capital expenditures and for general partnership purposes.

Credit Agricole Securities (USA) Inc., J.P. Morgan Securities LLC and RBS Securities Inc. are acting as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. A copy of the prospectus supplement and prospectus relating to the offering may be obtained on the SEC website at www.sec.gov or from any of the underwriters including:

Credit Agricole Securities (USA) Inc.

1301 Avenue of the Americas, 17th Floor

New York, NY 10019

Attention: Prospectus Department

Tel: 1-866-807-6030

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Attention: Investment Grade Syndicate Desk – 3rd floor

Tel: 1-212-834-4533

RBS Securities Inc.

600 Washington Boulevard

Stamford, Connecticut 06901

Attention: Syndicate

Tel: 1-866-884-2071

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual reports filed with the Securities and Exchange Commission.

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